NEWS RELEASE
T. ROWE PRICE GROUP REPORTS PRELIMINARY MONTH-END
ASSETS UNDER MANAGEMENT FOR OCTOBER 2023

BALTIMORE (November 10, 2023) - T. Rowe Price Group, Inc. (NASDAQ-GS: TROW), today reported preliminary month-end assets under management of $1.31 trillion as of October 31, 2023. Preliminary net outflows for October 2023 were $6.3 billion. As discussed on the Q3 earnings call, the firm expects outflows in November and December to be elevated based on a few large known terminations and regular seasonal patterns. The firm forecasts net outflows for each month to exceed $10 billion.

The below table shows the firm's assets under management as of October 31, 2023, and for the prior quarter- and year-end by asset class and in the firm’s target date retirement portfolios.

	As of
	Preliminary(a)
(in billions)	10/31/2023	9/30/2023	12/31/2022

Equity	$668	$690	$664
Fixed income, including money market	168	169	167
Multi-asset	429	440	400
Alternatives	47	47	44
Total assets under management	$1,312	$1,346	$1,275

Target date retirement products	$364	$372	$334
(a) Preliminary - subject to adjustment

Forward-Looking Statements
Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to T. Rowe Price’s future financial or business performance, strategies, or expectations, and include, but are not limited to, statements regarding future net outflows and the actual or potential impact of the outflows on our business, operations or financial results. T. Rowe Price cautions that forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. Forward-looking statements speak only as of the date they are made, and T. Rowe Price assumes no duty to and does not undertake to update forward-looking statements.

About T. Rowe Price
Founded in 1937, T. Rowe Price (NASDAQ - GS: TROW) helps people around the world achieve their long-term investment goals. As a large global asset management company known for investment excellence, retirement leadership, and independent proprietary research, the firm is built on a culture of integrity that puts client interests first. Investors rely on the award-winning firm for its retirement expertise and active management approach of equity, fixed income, alternatives, and multi-asset investment capabilities. T. Rowe Price manages $1.31 trillion in assets under management as of October 31, 2023, and serves millions of clients globally. News and other updates can be found on Facebook, Instagram, LinkedIn, X, YouTube, and troweprice.com/newsroom.

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T. ROWE PRICE CONTACTS:

Public Relations	Investor Relations
Jamaal Mobley	Linsley Carruth
410-345-3403	410-345-3717
jamaal.mobley@troweprice.com	linsley.carruth@troweprice.com